Exhibit 12

[●], 2018	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 082961-0143

Hennessy Funds Trust 7250 Redwood Blvd. Suite 200 Novato, California 94945	Professionally Managed Portfolios c/o U.S. Bancorp Fund Services, LLC 2020 E. Financial Way, Suite 100 Glendora, CA 91741

Re:	Tax-Free Reorganization Opinion

Ladies and Gentlemen:

We have acted as tax counsel to Hennessy Funds Trust (the “Acquiring Trust”), a Delaware statutory trust, in connection with that certain Agreement and Plan of Reorganization between the Acquiring Trust, on behalf of the Hennessy BP Energy Fund (the “Energy Acquiring Fund”) and the Hennessy BP Midstream Fund (the “MLP Acquiring Fund,” and, together with the Energy Acquiring Fund, the “Acquiring Funds”), and Professionally Managed Portfolios, a Massachusetts business trust (the “Target Trust”), on behalf of the BP Capital TwinLine Energy Fund (the “Energy Target Fund”) and the BP Capital TwinLine MLP Fund (the “MLP Target Fund,” and, together with the Energy Target Fund  the “Target Funds”), dated as of [●], 2018 (the “Plan”).  Under the Plan, the Energy Target Fund shall combine with the Energy Acquiring Fund (the “Energy Reorganization”) and the MLP Target Fund shall combine with the MLP Acquiring Fund (the “MLP Reorganization”).  Pursuant to the Plan, each Acquiring Fund shall acquire all of the assets and continue the business of and assume all of the liabilities of the corresponding Target Fund (other than the excluded liabilities, as defined in the Plan) in exchange for shares of beneficial interest of such Acquiring Fund (as to both Acquiring Funds and the corresponding Target Funds, the “Reorganization”).

You have asked for our opinion on certain U.S. federal income tax consequences of the Reorganization.  This opinion is solely for the benefit of the Acquiring Funds, the Target Funds and their respective shareholders, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.  Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificates delivered to us by the Acquiring Trust and the Target Trust for themselves and on behalf of the Acquiring Funds and the Target Funds, respectively, and dated as of even date herewith (the “Certificates of Representations”).

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

[●], 2018

In our capacity as tax counsel to the Acquiring Trust and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan, (ii) the Certificates of Representations, (iii) the Registration Statement on Form N-14 (the “Registration Statement”), and (iv) such other documents we considered relevant to our analysis.  We have assumed that all parties to the Plan and to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents without waiver of material terms or conditions set forth therein.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.  We have also assumed, in rendering the opinion set forth below, that any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Energy Reorganization and the MLP Reorganization will each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).  Based on the foregoing, the transfer by each Target Fund of its assets in exchange for shares of the corresponding Acquiring Fund and the assumption by such Acquiring Fund of the liabilities (other than the excluded liabilities, as defined in the Plan) of the Target Fund, followed by the liquidation of the Target Fund, will be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each such Target Fund and corresponding Acquiring Fund should be treated as a “party to a reorganization” within the meaning of Section 368(b) of the Code.

This opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith.  The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect.  In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, the opinion set forth herein is based upon facts and circumstances as they exist as of the date of this opinion, and any change in the facts as set forth herein, or in existing law or in the investments of the Acquiring Funds or the Target Funds, could affect the opinion expressed herein, perhaps adversely.  We assume no obligation to update or supplement such opinion to reflect any change in facts or circumstances that may hereafter come to our attention.

[●], 2018

We hereby consent to the use of our name under the captions “I. Synopsis – B. Reasons for the Reorganizations and Board Deliberations,” “I. Synopsis – F. Summary of the Material U.S. Federal Income Tax Consequences of the Proposed Reorganizations,” “IV. The Proposed Plan and Resulting Reorganizations – E. Material U.S. Federal Income Tax Consequences,” and “VIII. Miscellaneous Information – C. Legal Matters” in the Proxy Statement/Prospectus that is part of the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

FORM OF OPINION

Foley & Lardner LLP